Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
October 8, 2004

MIDWEST AIR GROUP REPORTS SEPTEMBER PERFORMANCE

Milwaukee, Wisconsin, October 8, 2004 – Midwest Air Group, Inc. (NYSE: MEH) today reported September performance data for MidwestAirlines and Midwest Connect.

Midwest Air Group, Inc. — Performance Report

	September				Nine Months Ended September 30,
	2004	2003	% Change		2004	2003	% Change
Midwest Airlines Operations
Origin & Destination Passengers	164,205	150,443	9.1		1,671,321	1,412,413	18.3
Scheduled Service Revenue Passenger Miles (000s)	166,793	151,586	10.0		1,735,148	1,415,189	22.6
Scheduled Service Available Seat Miles (000s)	290,761	234,004	24.3		2,710,207	2,146,749	26.2
Total Available Seat Miles (000s)	299,892	238,141	25.9		2,814,549	2,193,293	28.3
Load Factor (%)	57.4%	64.8%	(7.4	)pts	64.0%	65.9%	(1.9	)pts.
Revenue Yield (estimate)	$0.1262	$0.1286	(1.9)		$0.1212	$0.1367	(11.4)
Revenue per Schd. Svc. ASM (1) (estimate)	$0.0764	$0.0873	(12.5)		$0.0813	$0.0943	(13.8)
Average Passenger Trip Length (miles)	1,016	1,008	0.8		1,038	1,002	3.6
Number of Flights	3,081	2,753	11.9		28,250	27,644	2.2
Into-plane Fuel Cost per Gallon (estimate)	$1.46	$0.95	53.0		$1.26	$1.00	26.2
Midwest Connect Operations
Origin & Destination Passengers	57,461	51,294	12.0		502,029	445,669	12.6
Scheduled Service Revenue Passenger Miles (000s)	17,811	15,811	12.6		149,131	157,218	(5.1)
Scheduled Service Available Seat Miles (000s)	30,815	29,277	5.3		269,248	298,654	(9.8)
Total Available Seat Miles (000s)	30,815	29,284	5.2		269,255	298,719	(9.9)
Load Factor (%)	57.8%	54.0%	3.8	pts.	55.4%	52.6%	2.8	pts.
Revenue Yield (estimate)	$0.3655	$0.3563	2.6		$0.3732	$0.3268	14.2
Revenue per Schd. Svc. ASM (1) (estimate)	$0.2169	$0.1988	9.1		$0.2123	$0.1762	20.5
Average Passenger Trip Length (miles)	310	308	0.6		297	353	(15.8)
Number of Flights	4,816	4,482	7.5		42,077	41,747	0.8
Into-plane Fuel Cost per Gallon (estimate)	$1.51	$1.02	48.8		$1.31	$1.07	22.7

(1)  Passenger, Cargo and Other Transport Related Revenue divided by Scheduled Service ASMs.
Note: All statistics exclude charter operations except total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

Celebrating 20 years of providing customers with “The best care in the air,” Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

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